Exhibit 10.1

SPIRE GLOBAL, INC.

EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN

In order to provide an additional incentive to eligible executive officers to contribute to the success of Spire Global, Inc. (the “Company”), the Company has adopted this Executive Officer Short-Term Incentive Plan (the “Plan”) under which annual cash bonus awards (the “Awards”) may be provided to eligible executive officers. As set forth in this Plan, the grant of Awards is within the discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), and the payment of these Awards is subject to several contingencies, including the attainment of performance goals approved by the Committee that are based on the performance measures described below.

1. Eligibility. Subject to designation by the Committee as described below, each “executive officer” or “officer” of the Company for purposes of the Securities Exchange Act of 1934, as determined by the rules thereunder and by the Board from time to time, is eligible to participate in the Plan and is a “Participant” for purposes of the Plan. The Committee will designate the Participants in the Plan for each calendar year performance period. Designation by the Committee as a Participant for a specific performance period does not confer on an executive officer the right to be a Participant in the Plan during any other performance periods.

2. Grant of Performance Awards. Awards may be granted to each Participant in such amounts and on such terms as may be determined by the Committee, consistent with the terms of the Plan. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned upon, and to the extent that, the performance goals based on the performance measures selected by the Committee have been attained over the course of the applicable performance period. Different terms and conditions may be established by the Committee for different Awards and for different Participants. The terms of individual Awards will be set forth in such written or electronic notices as the Committee may prescribe. Except to the extent different or additional terms or conditions are identified in an Award for a Participant, the terms of this Plan will control any Award.

3. Performance Measures. The performance measures upon which performance goals applicable to Awards under the Plan will be based will be one or more of the following Company-related metrics, in each case for the relevant performance period: (i) the Company’s internal targets for annual recurring revenue (ARR); (ii) non-GAAP operating loss; (iii) U.S. dollars of revenue per full-time equivalent employee, measured by average total permanent employees; and (iv) other GAAP-related or adjusted (non-GAAP) metrics. Any performance goal based on one or more of the foregoing performance measures may be weighted equally or differently, as determined by the Committee for the applicable performance period, and may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of the Company, subsidiary, affiliate, division, business unit or operational unit performance, but will not relate to individual performance.

4. Adjustments to Performance Measures or Goals. In connection with establishing or applying the performance goals applicable to any performance period, the Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Committee’s judgment, the impact of any of the following during the applicable performance period: (i) events that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), (ii) changes in applicable tax laws or accounting principles, or (iii) equity restructurings, reorganizations or other changes in corporate capitalization.

5. Determination of Award Amounts Payable. Following the completion of each performance period, the Committee will determine the degree to which the applicable performance goals were attained and the corresponding Award amounts that would be payable to Participants based on such attainment. The Committee is authorized, in its sole and absolute discretion and based on such factors as it deems relevant, to increase or decrease (including to zero) the amount of an Award that would otherwise be payable to any Participant based on attainment of applicable performance goals.

6. Earning and Payment of Awards. The amount of any Award determined by the Committee to be payable to a Participant will be paid to the Participant in a lump sum cash payment (less applicable withholding taxes) between January 1 and March 31 of the calendar year immediately following the applicable performance period. As a condition to earning and receiving any payment of an Award under this Plan, a Participant must continue to be employed by the Company on the date of payment. Unless different terms are identified in a Participant’s Award, if a Participant’s employment with the Company terminates for any reason (whether voluntary, involuntary, as a result of death or disability, or with or without cause) at any time prior to the date of payment, no payment under the Plan will be earned by, or paid to, the Participant.

7. Recoupment. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company (including a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement, or otherwise).

8. Administration. The Committee shall have power to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan shall be final, binding and conclusive.

9. Miscellaneous.

(a) Effective Date and Term. The Plan shall be effective beginning as of the start of the 2023 calendar year performance period (January 1, 2023), and shall remain in effect until it has been terminated pursuant to Section 9(d).

(b) No Right to Employment. Nothing in the Plan or any Award notice constitutes or implies (i) any obligation or undertaking to employ or retain a Participant for any period of time or in any position, or (ii) any limitation on the right of the Company to terminate a Participant’s employment at any time with or without notice or cause.

(c) Tax and Other Withholding. Any payments under the Plan will be subject to withholding of all taxes and other amounts required by law to be withheld or paid to others. The Company may, in its discretion and to the full extent permitted by law, apply a payment otherwise payable to a Participant under the Plan to pay any amounts, debts or claims owed to the Company by such Participant, until all such amounts, debts and claims are paid in full.

(d) Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not yet been paid. No Award may be granted during any suspension of the Plan or after its termination.

(e) Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company.

(f) Other Benefit Programs. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of the Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

(g) Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles, and shall be construed accordingly.

(h) Severability. If any provision of the Plan, as outlined in this letter, is found to be invalid or unenforceable by a court of competent jurisdiction, such finding shall not affect any other provision of the Plan, and the remaining provisions of the Plan shall be construed and enforced as if such provision had not been included in the Plan.

(i) Non-Transferability. No Award may be sold, assigned, transferred, exchanged or encumbered by any Participant, voluntarily or involuntarily.